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Exhibit 99.2
Deloitte & Touche LLP
                    Suite 1200                  Telephone: (714) 436-7100
                    695 Town Center Drive       Facsimile: (714) 436-7200
                    Costa Mesa, California  92626-1924


INDEPENDENT AUDITORS' REPORT

We have examined management's assertion about First Alliance Mortgage Company's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 1998, included in the accompanying management assertion. Management is responsible for First Alliance Mortgage Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about First Alliance Mortgage Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on First Alliance Mortgage Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that First Alliance Mortgage Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1998 is fairly stated, in all respects.



\s\ Deloitte & Touche LLP
Costa Mesa, CA
January 25, 1999